EXHIBIT 99.1

HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	Media Contact:
Mark Kimbrough	Jeff Prescott
615-344-2688	615-344-5708
HCA Previews Third Quarter Results
Announces $2.5 Billion Share Repurchase Authorization
Earnings Guidance Provided for 2005 and 2006
Nashville, Tenn., October 13, 2005 — HCA (NYSE: HCA) announced today that it expects its earnings for the third quarter ended September 30, 2005 to range from approximately $0.61 to $0.63 per diluted share. The quarterly results include an estimated adverse financial impact from hurricanes Katrina and Rita of approximately $33 million pretax, or $0.05 per diluted share. Third quarter results are also expected to include a tax benefit of approximately $22 million, or $0.05 per diluted share, from the repatriation of foreign earnings.
Announcement of $2.5 Billion Share Repurchase
The Company also announced in a separate release this morning that the Board has authorized a share repurchase of up to $2.5 billion in the form of a modified “Dutch” auction tender offer to purchase up to 50 million shares of the Company’s common stock at a price not greater than $50.00 nor less than $43.00 per share. The tender offer is expected to commence on October 14, 2005 and to expire, unless extended, at 5:00 p.m., New York City time, on November 14, 2005. As of September 30, 2005, the Company had 452.7 million shares of common stock outstanding.
“The tender offer we are announcing today is consistent with the Company’s commitment to enhancing shareholder value and reflects our confidence in the long-term future of HCA,” stated Jack O. Bovender, Jr., HCA Chairman and CEO. “The tender offer represents an opportunity for the Company to deliver value to shareholders who elect to tender their shares, while at the same time increasing the proportional ownership of non-tendering shareholders in HCA. We believe the Company possesses the financial strength to successfully complete the tender offer and the related borrowings without jeopardizing future capital investments in our existing hospitals and communities.”

“HCA management and our Board have undertaken a review of the Company’s strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using the Company’s available financial resources. Based upon its review, the Board determined that increasing the Company’s financial leverage to fund the tender offer is a prudent use of our financial resources and an effective means of providing value to our shareholders,” concluded Bovender.
Preliminary Third Quarter Results
While the Company expects to report actual results for its third quarter on October 25, 2005, preliminary results indicate that net income per diluted share will range from approximately $0.61 to $0.63 for the quarter ended September 30, 2005, compared to $0.47 per diluted share for the prior year’s third quarter. Results for the third quarter of 2004 included an adverse financial impact to certain HCA Florida hospitals from four hurricanes of $0.05 per diluted share, and an asset impairment charge of $0.02 per diluted share.
During the third quarter of 2005, certain HCA hospitals in Louisiana, Mississippi and Texas encountered property damage and business disruption associated with hurricanes Katrina and Rita. The Company has incurred costs of approximately $33 million pretax, or $0.05 per diluted share, net of estimated insurance recoveries, as a result of the effects of hurricane-related power outages, flooding and wind damage and physician and patient dislocation and evacuation costs, along with contributions to the HCA Hope Fund
($4 million) for employees in crisis and the American Red Cross ($1 million).
Also during the third quarter of 2005, the HCA Board of Directors authorized the repatriation of approximately $190 million of accumulated earnings from HCA’s international subsidiaries. A provision of the American Jobs Creation Act allows a one-year reduced tax rate of 5.25 percent on repatriated foreign earnings. HCA expects to report an estimated tax benefit of approximately $22 million, or $0.05 per diluted share, in the third quarter of 2005, related to the expected repatriation.
For the third quarter of 2005, the Company expects to report revenues of approximately $6.0 billion. Same facility revenues increased approximately 4.6 percent in the third quarter. Preliminary results indicate same facility revenue per equivalent admission for the third quarter increased approximately 3.4 percent, compared to the prior year’s third quarter. Adjusting for discounts provided to uninsured patients of $238 million, same facility revenues increased 8.8 percent and same facility revenue per equivalent admission increased 7.6 percent in the third quarter of 2005 compared to the same period of 2004.
Same facility admissions decreased approximately 0.7 percent and same facility equivalent admissions increased approximately 1.1 percent in the third quarter of 2005, as compared to the third quarter of 2004. Admission and equivalent admission levels at certain of the Company’s hospitals were impacted by hurricanes in the third quarters of both 2004 and 2005, making it somewhat difficult to compare volumes from year to year. For the nine months ended September 30, 2005, same facility admissions were flat and equivalent admissions increased 1.5 percent.
The Company’s provision for doubtful accounts for the third quarter of 2005 is expected to approximate $618 million or 10.3 percent of revenues, compared to $688 million or 11.9 percent of revenues in the prior year’s third quarter. On a same facility basis, uninsured admissions in the third quarter of 2005 are expected to reflect an increase of approximately 15 percent and emergency room visits an increase of approximately 14 percent over the third quarter of 2004. Uninsured admissions represented 5.6 percent of total same facility admissions in the third quarter of 2005 compared to 5.0 percent in the third quarter of 2004. Same facility uninsured emergency room visits represented 21.5 percent of total same facility emergency room visits in the quarter compared to 19.7 percent in the same period last year.
For the third quarter, the Company expects to report, as a percentage of revenues (not adjusted for uninsured discounts of $238 million), salaries and benefits of approximately 41.2 percent; supply costs of approximately 16.8 percent; other operating expenses of approximately 17.1 percent; and expects to report gains on investments of approximately $21 million and equity in earnings of affiliates of approximately $44 million. Shares used in computing diluted earnings per share were approximately 455 million shares in the third quarter of 2005 compared to approximately 488 million shares in the prior year.
Revised 2005 Earnings Guidance
The Company believes that its full year 2005 reported earnings will range from $3.10 to $3.20 per diluted share. This range and the “per diluted share” amount of the following items that are included in the Company’s 2005 earnings guidance do not include any potential impact related to the completion of the announced $2.5 billion share repurchase:
•	Favorable tax settlement related to the Company’s divestiture of certain non-core business units in 1998 and 2001 of $48 million, or $0.11 per diluted share (recorded in the second quarter).

•	Recognition of a previously deferred gain on the Company’s sale of certain medical office buildings of $29 million pretax, or $0.04 per diluted share (recorded in the second quarter).

•	Reduction in the Company’s estimated professional liability insurance reserves of $36 million pretax, or $0.05 per diluted share (recorded in the second quarter).

•	Additional depreciation expense of $30 million pretax, or $0.04 per diluted share to correct accumulated depreciation and assure a consistent application of the Company’s accounting policy relative to certain short-lived medical equipment (recorded in the second quarter).

•	Adverse financial impact of $33 million pretax, or $0.05 per diluted share, due to hurricanes Katrina and Rita (recorded in the third quarter).

•	Tax benefit of $22 million, or $0.05 per diluted share, from the expected repatriation of foreign earnings (recorded in the third quarter).

•	Anticipated gain on the sale of 5 hospitals to Capella Healthcare of approximately $55 million pretax, or $0.05 per diluted share (anticipated in the fourth quarter).

•	Anticipated actuarial reduction in the Company’s professional liability insurance reserves of approximately $20 million pretax, or $0.03 per diluted share (anticipated in the fourth quarter).
There can be no assurances that the sale of the 5 hospitals will be completed by December 31, 2005, nor that the anticipated reduction in professional liability insurance reserves will be realized in the fourth quarter of 2005.
2006 Earnings Guidance
The Company’s earnings guidance for 2006 is an anticipated range of $3.25 to $3.45 per diluted share. The following items are included in the Company’s 2006 earnings guidance:
•	An estimated $0.17 to $0.22 per diluted share benefit from the $2.5 billion share repurchase (fewer shares outstanding partially offset by higher interest expense), which will vary depending on the final results of the tender offer.

•	Additional compensation costs of $35 million, or $0.05 per diluted share, due to the implementation on January 1, 2006, of FASB Statement No. 123(R), “Share-Based Payment”.

•	Completion of the sale of 5 hospitals to LifePoint Hospitals, Inc. for a gain of approximately $105 million pretax or $0.13 per diluted share during the first quarter of 2006.

•	Revenue increase of approximately 6 to 7 percent on a same facility basis.

•	Continuing increases in uninsured admissions, resulting in increases in the Company’s provision for doubtful accounts.
Numerous other factors, many of which are beyond the ability of the Company to control or predict, will determine the Company’s actual results in 2006. Management believes the most significant of such factors are hospital inpatient and outpatient volumes, levels of uninsured patients receiving services at the Company’s facilities, the ability to collect uninsured accounts and deductibles and co-pay amounts for insured accounts, and the potential adverse impact from future hurricanes or other disasters.
Final Third Quarter Results Expected October 25
HCA expects to report final results for the third quarter on October 25, 2005 before the opening of trading on the New York Stock Exchange.
This document is neither an offer to purchase nor a solicitation of an offer to sell shares of HCA’s common stock. The tender offer referred to herein is made only through an Offer to Purchase, a Letter of Transmittal and other related materials, as they may be amended or supplemented from time to time. Investors and security holders are strongly advised to read the Offer to Purchase, the Letter of Transmittal and other related materials because they contain important information. Investors and security holders may obtain a free copy of the Offer to Purchase, the Letter of Transmittal and other related materials on the SEC’s web site at: http://www.sec.gov. The Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained for free by directing such requests to the Information Agent at the address and telephone number on the back cover of the Offer to Purchase.
######
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact, including our estimated results of operations for the quarter ended September 30, 2005, which are subject to finalization, earnings guidance for future periods, and the expected results of the tender. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the number of shares tendered and the price at which the Company determines to purchase shares in the tender offer, (ii) the availability and cost of adequate financing on terms acceptable to the Company, including the ability of the Company to successfully amend its existing credit facility or to refinance it pursuant to the terms and conditions in the related commitment letter and to obtain the necessary financing for the tender offer pursuant to the terms contained in the commitment letter from JPMorgan and Merrill Lynch, (iii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iv) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (v) the highly competitive nature of the health care business, (vi) the continuing impact of the hurricanes on the Company’s affiliated Louisiana, Mississippi and Texas facilities and the ability to obtain recoveries under the Company’s insurance policies, (vii) the efforts of insurers, health care providers and others to contain health care costs, (viii) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (ix) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the SEC, (x) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (xi) potential liabilities and other claims that may be asserted against the Company, (xii) fluctuations in the market value of the Company’s common stock, (xiii) the impact of the Company’s charity care and uninsured discounting policy changes, (xiv) changes in accounting practices, (xv) changes in general economic conditions, (xvi) future divestitures which may result in charges, (xvii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xviii) the availability and terms of capital to fund the expansion of the Company’s business, (xix) changes in business strategy or development plans, (xxi) delays in receiving payments for services provided, (xx) the possible enactment of Federal or state health care reform, (xxii) the outcome of pending and any future tax audits, appeals and litigation associated with the Company’s tax positions, (xxiii) the outcome of the

Company’s continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company’s corporate integrity agreement with the government, (xxiv) changes in Federal, state or local regulations affecting the health care industry, (xxv) the ability of the Company to consummate successfully the divestitures of ten hospitals on a timely basis and in accordance with the definitive agreements entered into with LifePoint Hospitals, Inc. and Capella Healthcare, (xxvi) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxvii) other risk factors detailed in the Company’s filings with the SEC. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.